EXHIBIT 99.1

ITEM 1. - BUSINESS

OVERVIEW OF CONSOLIDATED BUSINESS

UniSource Energy is a holding company that has no significant operations of its own. Operations are conducted by UniSource Energy’s subsidiaries, each of which is a separate legal entity with its own assets and liabilities. UniSource Energy owns the outstanding common stock of TEP, UniSource Energy Services, Inc. (UES), Millennium Energy Holdings, Inc. (Millennium), and UniSource Energy Development Company (UED).

TEP, an electric utility, has provided electric service to the community of Tucson, Arizona, for over 100 years. UES began operations in 2003. UES, through its two operating subsidiaries, UNS Gas, Inc. (UNS Gas) and UNS Electric, Inc. (UNS Electric), provides gas and electric service to 30 communities in northern and southern Arizona. Millennium invests in unregulated businesses. UED is facilitating the expansion of the Springerville Generating Station, but currently has no significant operations. We conduct our business in three primary business segments - TEP’s Electric Utility segment, UNS Gas and UNS Electric.

UniSource Energy is in the process of exiting its Millennium investments. In January 2006, UniSource Energy’s Board of Directors approved a plan to sell its investment in Global Solar, Inc. (Global Solar), Millennium’s largest holding, to a third party. The operating results of Global Solar are reported as discontinued operations. On March 31, 2006, Millennium completed the sale of its interest in Global Solar.

UniSource Energy was incorporated in the State of Arizona in 1995 and obtained regulatory approval to form a holding company in 1997. In 1998, TEP and UniSource Energy exchanged shares of stock resulting in TEP becoming a subsidiary of UniSource Energy. Following the share exchange, TEP transferred the stock of its subsidiary Millennium to UniSource Energy.

BUSINESS SEGMENT CONTRIBUTIONS

The table below shows the contributions to our consolidated after-tax earnings by our four business segments and other net income (loss).

	2005	2004	2003
	-Millions of Dollars-
TEP	$49	$46	$62
UNS Gas (1)	5	6	1
UNS Electric (1)	5	4	2
Other (2)	(7)	(5)	(11)
Income Before Discontinued Operations and Cumulative Effect of Accounting Change	52	51	54
Discontinued Operations - Net of Tax (3)	(5)	(5)	(7)
Cumulative Effect of Accounting Change - Net of Tax	(1)	-	67
Consolidated Net Income	$46	$46	$114

(1) 2003 results are for the period from August 11, 2003 to December 31, 2003.

(2) Includes: UniSource Energy parent company expenses; interest expense on the note payable from UniSource Energy to TEP; income and losses from Millennium investments and UED, including in 2005, interest expense (net of tax) on the UniSource Energy Convertible Senior Notes and on the UniSource Energy Credit Agreement; in 2004 and 2003 includes costs associated with the proposed acquisition of UniSource Energy; and in 2003 includes costs associated with the Citizens acquisition.

(3) Relates to the discontinued operations of Global Solar.

See Item 7. - Management’s Discussion and Analysis of Financial Condition and Results of Operations, Outlook and Strategies, for a discussion of our plans and strategies and Rates and Regulation, below, for the status of competition in Arizona.

References in this report to “we” and “our” are to UniSource Energy and its subsidiaries, collectively.

TEP ELECTRIC UTILITY OPERATIONS

TEP was incorporated in the State of Arizona in 1963. TEP is the successor by merger in 1964, to a Colorado corporation that was incorporated in 1902. TEP is the principal operating subsidiary of UniSource Energy. In 2005, TEP’s electric utility operations contributed 76% of UniSource Energy’s operating revenues and comprised 82% of its assets.

SERVICE AREA AND CUSTOMERS

TEP is a vertically integrated utility that provides regulated electric service to more than 385,000 retail customers in Southeastern Arizona. TEP’s service territory consists of a 1,155 square mile area and includes a population of approximately 956,000 in the greater Tucson metropolitan area in Pima County, as well as parts of Cochise County. TEP holds a franchise to provide electric distribution service to customers in the Cities of Tucson and South Tucson. These franchises expire in 2026 and 2017, respectively. TEP also sells electricity to other utilities and power marketing entities in the western U.S.

RETAIL CUSTOMERS

In 2005, TEP’s number of retail customers increased by 3% and total retail energy consumption increased by approximately 4%. The table below shows the percentage distribution of TEP’s energy sales by major customer class over the last three years.

	2005	2004	2003
Residential	41%	40%	41%
Commercial	21%	21%	20%
Non-mining Industrial	26%	26%	27%
Mining	9%	10%	9%
Public Authority	3%	3%	3%

TEP expects that its peak demand, number of retail customers and retail energy consumption will increase 2 - 3% annually through 2009. The retail energy consumption by customer class through 2009 is expected to be similar to the 2005 distribution.

In 2001, all of TEP’s retail customers became eligible to choose an alternative energy service provider (ESP), however only a small number of commercial and industrial customers initially chose an ESP. By 2002, none of TEP’s retail customers were served by an alternate ESP. Certain portions of the Arizona Corporation Commission’s (ACC) rules that enabled ESPs to compete in the retail market were invalidated by an Arizona Court of Appeals decision in 2005. In February 2006, the ACC Staff requested that a proceeding be opened to address the issue of retail electric competition. Unless and until the ACC clarifies the competition rules and ESPs begin to offer to provide energy in TEP’s service area, it may not be possible for TEP’s retail customers to choose other energy providers. Even though some of TEP’s retail customers may, in the future, be able to choose other energy providers, the forecasted customer growth rates referred to above would continue to apply to its distribution business. See Rates and Regulation, State, below.

Sales to Large Industrial Customers

TEP provides electric utility service to a diverse group of commercial, industrial, and public sector customers. Major industries served include copper mining, cement manufacturing, defense, health care, education, military bases and other governmental entities. Local, regional, and national economic factors can impact the financial condition and operations of TEP’s large industrial customers. Such economic conditions may directly impact energy consumption by large industrial customers, and may indirectly impact residential and small commercial sales and revenues if employment levels and consumer spending are affected.

       Two of TEP’s largest retail customers are in the copper mining industry. TEP has contracts with these customers to provide electric service at negotiated rates. In 2005, the average revenue per kWh sold to TEP’s mining customers was $0.047. These contracts expire in December of 2006 and 2008. TEP’s sales to mining customers depend on a variety of factors including changes in supply and demand in the world copper market, the financial health of its mining customers and the economics of self-generation. In 2005, Asarco, one of our mining customers, was subject to a four-month labor strike. As a result, electricity sales to Asarco were approximately 20% less than kWh sales in 2004. Copper prices have risen steadily since 2003 and average U.S. copper prices reached a five-year high of $2.16 per pound in December 2005. Higher copper prices have led to increased mining operations, increased rates which are tied to copper prices and an increase in kWh sales of TEP’s mining customers of 2%.

WHOLESALE BUSINESS

TEP’s electric utility operations include the wholesale marketing of electricity to other utilities and power marketers. Wholesale sales transactions are made on both a firm and interruptible basis. A firm contract requires that, TEP must supply the power (except under limited emergency circumstances), while an interruptible contract allows TEP to stop supplying power under defined conditions. See Other Purchases and Interconnections, below.

TEP typically uses its own generation to serve the requirements of its retail and long-term wholesale customers. Generally, TEP commits to future sales based on expected excess generating capability, forward prices and generation costs, using a diversified portfolio approach to provide a balance between long-term, mid-term and spot energy sales. When TEP expects to have excess coal generating capacity and energy (usually in the first, second and fourth calendar quarters), its wholesale sales consist primarily of three types of sales:

(1)
Sales under long-term contracts for periods of more than one year. TEP currently has long-term contracts with three entities to sell firm capacity and energy: Salt River Project Agricultural Improvement and Power District (SRP), which expires in May 2011, the Navajo Tribal Utility Authority, which expires in December 2009, and the Tohono O’odham Utility Authority, which expires in August 2009.

(2)
Short-term sales. Under forward contracts, TEP commits to sell a specified amount of capacity or energy at a specified price over a given period of time, typically for one-month, three-month or one-year periods. Under short-term sales, TEP sells energy in the daily or hourly markets at fluctuating spot market prices and makes other non-firm energy sales.

(3)	Sales of transmission service.

TEP purchases power in the wholesale markets when economic. TEP may enter into contracts: (a) to purchase energy under long-term contracts to serve retail load and long-term wholesale contracts, (b) to purchase capacity or energy during periods of planned outages or for peak summer load conditions, and (c) to purchase energy to resell to certain wholesale customers under load and resource management agreements. Finally, TEP may purchase energy in the daily and hourly markets to meet higher than anticipated demands, to cover unplanned generation outages, or when it is more economical than generating its own energy.

Over the past three years, both the natural gas and western U.S. wholesale electricity markets experienced some price spikes and volatility due to severe winter weather, gas production and storage concerns and, in 2005, hurricane activity in the Gulf of Mexico. TEP cannot predict, however, whether gas and wholesale electricity prices will remain elevated and what the impact will be on TEP’s sales and revenues in the future.

TEP expects to continue to be a participant in the wholesale energy markets, primarily by making sales and purchases in the short-term and forward markets. TEP expects the market price in the western U.S. and demand for capacity and energy to continue to be influenced by the following factors, among others:

•	the availability and price of natural gas;
•	weather;
•	continued population growth;
•	economic conditions in the western U.S.;
•	availability of generation capacity throughout the western U.S.;
•	the extent of electric utility restructuring;

•	the effect of FERC regulation of wholesale energy markets;
•	the availability of hydropower;
•	transmission constraints; and
•	environmental requirements and the cost of compliance.

See Item 7. - Management’s Discussion and Analysis of Financial Condition and Results of Operations, Tucson Electric Power Company, Factors Affecting Results of Operations, Western Energy Markets, for additional discussion of TEP’s wholesale marketing activities.

GENERATING AND OTHER RESOURCES

TEP GENERATING RESOURCES

At December 31, 2005, TEP owned or leased 2,004 MW of net generating capability as set forth in the following table:
					Net
	Unit		Date	Fuel	Capability	Operating	TEP’s Share
Generating Source	No.	Location	In Service	Type	MW	Agent	%	MW
Springerville Station(1)	1	Springerville, AZ	1985	Coal	380	TEP	100.0	380
Springerville Station	2	Springerville, AZ	1990	Coal	380	TEP	100.0	380
San Juan Station	1	Farmington, NM	1973	Coal	327	PNM	50.0	164
San Juan Station	2	Farmington, NM	1980	Coal	316	PNM	50.0	158
Navajo Station	1	Page, AZ	1974	Coal	750	SRP	7.5	56
Navajo Station	2	Page, AZ	1975	Coal	750	SRP	7.5	56
Navajo Station	3	Page, AZ	1976	Coal	750	SRP	7.5	56
Four Corners Station	4	Farmington, NM	1969	Coal	784	APS	7.0	55
Four Corners Station	5	Farmington, NM	1970	Coal	784	APS	7.0	55
Sundt Station	1	Tucson, AZ	1958	Gas/Oil	81	TEP	100.0	81
Sundt Station	2	Tucson, AZ	1960	Gas/Oil	81	TEP	100.0	81
Sundt Station	3	Tucson, AZ	1962	Gas/Oil	104	TEP	100.0	104
Sundt Station(1)	4	Tucson, AZ	1967	Coal/Gas	156	TEP	100.0	156
Internal Combustion Turbines		Tucson, AZ	1972	Gas/Oil	122	TEP	100.0	122
Internal Combustion Turbines		Tucson, AZ	2001	Gas	95	TEP	100.0	95
Solar Electric Generation		Springerville/ Tucson, AZ	2002-2005	Solar	5	TEP	100.0	5
Total TEP Capacity (2)								2,004

(1) Springerville Unit 1 and Sundt unit 4 are leased by TEP.

(2) Excludes 788 MW of additional resources, which consist of certain capacity purchases and interruptible retail load. At December 31, 2005, total owned capacity was 1,468 MW and leased capacity was 536 MW.

The Springerville Generating Station also includes the Springerville Coal Handling Facilities and the Springerville Common Facilities. In 1984, TEP sold and leased back the Springerville Coal Handling Facilities. In 1985, TEP sold and leased back a 50% interest in the Springerville Common Facilities. The other 50% interest is included in the Springerville Unit 1 leases.

TEP obtains approximately 600 MW, or 30% of its generating capacity from jointly-owned facilities at the San Juan, Four Corners, and Navajo Generating Stations in New Mexico and northern Arizona.

The Sundt Generating Station and the internal combustion turbines located in Tucson are designated as “must-run generation” facilities. Must-run generation units are those which are required to run in certain circumstances to maintain distribution system reliability and to meet local load requirements.

In 2004, TEP purchased a one-third interest in the partially constructed 570-MW natural gas-fired Luna Energy Facility (Luna) located in southern New Mexico. Luna is expected to provide TEP with 190 MW of power and be operational by the summer of 2006. See Future Generating Resources - TEP, Luna Energy Facility, below.

     See Note 9 of Notes to Consolidated Financial Statements, Debt and Capital Lease Obligations, and Item 7. - Management’s Discussion and Analysis of Financial Condition and Results of Operations, Tucson Electric Power Company, Liquidity and Capital Resources, Contractual Obligations, for more information regarding the Springerville and Sundt leases.

POWER EXCHANGE AGREEMENTS

In January 2005, TEP entered into a one year exchange agreement with Sempra Energy Trading Company (Sempra). TEP provided firm system capacity of 40 MW to Sempra during February through May 2005. Sempra then provided TEP with firm system capacity of 50 MW during June through September 2005.

OTHER PURCHASES AND INTERCONNECTIONS

TEP purchases additional electric energy from other utilities and power marketers. The amount of energy purchased varies substantially from time to time depending on the demand for energy, the cost of purchased energy compared with TEP’s cost of generation and the availability of such energy.

TEP is a member of various regional reserve sharing, reliability and power sharing organizations. These relationships allow TEP to call upon other utilities during emergencies such as plant outages and system disturbances, and reduce the amount of reserves TEP is required to carry.

TEP has the following power purchase agreement that it entered into in 2003 as part of the ACC’s Track B competitive energy bidding process:

•
PPL Energy Plus, LLC supplied 37 MW from June 2003 through December 2003 and supplies 75 MW from January 2004 through December 2006, under a unit contingent contract between TEP and PPL Energy Plus, LLC (PPL). PPL assigned this contract to Arizona Public Service (APS) in May 2005 when APS purchased certain generating units from PPL.

Springerville was originally designed for four units. Springerville Unit 3, and, if constructed, Unit 4, will each consist of a 400 MW coal-fired, base-load generating facility at the same site as Springerville Units 1 and 2. Once built, Tri-State will lease 100% of Unit 3 from a financial owner. In conjunction with the expansion of the Springerville Generating Station, TEP entered into a power purchase contract with Tri-State for up to 100 MW of capacity from Tri-State’s system resources. This contract with Tri-State is for up to five years, beginning with commercial operation of Unit 3, expected in the third quarter of 2006. Tri-State has the ability to permanently reduce the 100 MW of capacity it will sell to TEP in 25 MW increments, by giving at least 90 days notice. TEP anticipates that any power purchased under this contract will be sold in the wholesale markets.

PEAK DEMAND AND RESOURCES

Peak Demand	2005	2004	2003	2002	2001
	-MW-
Retail Customers - Net One Hour	2,225	2,088	2,060	1,899	1,840
Firm Sales to Other Utilities	342	187	171	228	151
Coincident Peak Demand (A)	2,567	2,275	2,231	2,127	1,991

Total Generating Resources	2,004	2,004	2,003	2,002	1,999
Other Resources (1)	788	454	486	308	217
Total TEP Resources (B)	2,792	2,458	2,489	2,310	2,216

Total Margin (B) - (A)	225	183	258	183	225
Reserve Margin (% of Coincident Peak Demand)	9%	8%	12%	9%	11%

(1) Other Resources include firm power purchases and interruptible retail and wholesale loads.

TEP’s retail sales are influenced by several factors, including seasonal weather patterns and the overall economic climate. The peak demand occurs during the summer months due to the cooling requirements of TEP’s retail customers. Retail peak demand has grown at an average annual rate of approximately 4% from 2001 to 2005.

The chart above shows the relationship over a five-year period between TEP’s peak demand and its energy resources. TEP’s margin is the difference between total energy resources and coincident peak demand, and the reserve margin is the ratio of margin to coincident peak demand. TEP maintains a minimum reserve margin in excess of 7% to comply with reliability criteria set forth by the Western Electricity Coordinating Council (WECC, formerly the Western Systems Coordinating Council). TEP’s actual reserve margin in 2005 was 9%.

Forecasted retail peak demand for 2006 is approximately 2,242 MW, compared with actual peak demand of 2,225 MW in 2005. Except for certain peak hours during the summer, TEP believes it has sufficient resources to meet expected demand in 2006 with its existing generation capacity and power purchase agreements.

FUTURE GENERATING RESOURCES - TEP

TEP is required to supply energy for customers who do not choose other energy providers. Continued regulatory developments and an Arizona Court of Appeals decision invalidating certain portions of the ACC rules on retail competition and related market pricing, have raised uncertainty about the status and pace of retail competition in Arizona. See Rates and Regulation, Arizona Court of Appeals Decision Invalidating Certain Retail Electric Competition Rules 7. - Management’s Discussion and Analysis of Financial Condition and Results of Operations, Tucson Electric Power Company, Factors Affecting Results of Operations, Competition, below.

Luna Energy Facility

In November 2004, TEP, Phelps Dodge Energy Services, LLC and PNM Resources, Inc. (PNMR) each purchased from Duke Energy North America, LLC a one-third interest in a limited liability company which owned the partially constructed natural gas-fired Luna Energy Facility (Luna). In February 2005, most of the assets of the limited liability company were transferred to the new owners so that each owner directly owns a one-third interest in the plant. Luna, located in southern New Mexico, is designed as a 570-MW combined cycle plant and is expected to be operational by the summer of 2006. Luna is expected to provide TEP with 190 MW of power to serve its wholesale and retail customers. Public Service Company of New Mexico (PNM), an affiliate of PNMR, is overseeing the construction and will oversee the operation of Luna.

TEP paid $13 million for its one-third interest in 2004. In 2005, TEP spent $22 million for its one-third share of the costs to complete construction of Luna and purchase necessary inventory items and expects to spend an additional $14 million in 2006. TEP anticipates that internal cash flows will fund its share of the costs related to the plant.

Peaking Resources

TEP will continue to add peaking resources in the Tucson area as needed based upon our forecasts of retail and firm wholesale load, as well as the statewide transmission infrastructure. TEP currently forecasts that additional peaking resources of 75 MW may be needed in 2010 and 150 MW in 2013.

FUEL SUPPLY

TEP purchases coal and natural gas in the normal course of business to fuel its generating plants. The majority of its coal supplies are purchased under long-term contracts, which result in more predictable prices.

Fuel information is provided below on a delivered to the boiler basis:

	Average Cost per MMBtu			Percentage of Total Btu
		Consumed			Consumed
	2005	2004	2003	2005	2004	2003
Coal	$1.69	$1.57	$1.58	96%	96%	96%
Gas	$8.10	$6.75	$6.38	4%	4%	4%
All Fuels	$1.93	$1.79	$1.79	100%	100%	100%

      TEP’S COAL AND GAS SUPPLY

TEP’s principal fuel for electric generation is low-sulfur, bituminous or sub-bituminous coal from mines in Arizona, New Mexico and Colorado. Four Corners, Navajo and San Juan Stations are mine mouth generating stations located adjacent to the coal reserves. The coal supply for Springerville requires approximately 200 miles of railroad transportation, while the coal supply for Sundt is approximately 1,300 miles away. All of the contracts for coal and rail contain price adjustment provisions that are expected to increase the prices at a rate less than the expected growth of inflation. The average cost per ton of coal for 2005, 2004, and 2003 was $32.39, $30.20, and $30.31, respectively.

		Year	Average
		Contract	Sulfur
Station	Coal Supplier	Terminates	Content	Coal Obtained From (A)
Springerville	Peabody Coalsales Company	2020	0.9%	Lee Ranch Coal Company
Four Corners	BHP Billiton	2016	0.8%	Navajo Indian Tribe
San Juan	San Juan Coal Company	2017	0.8%	Federal and State Agencies
Navajo	Peabody Coalsales Company	2011	0.6%	Navajo and Hopi Indian Tribes
Sundt	Various approved suppliers	2006	-	Various locations

(A) Substantially all of the suppliers’ mining leases extend at least as long as coal is being mined in economic quantities.

TEP Operated Generating Facilities

TEP is the sole owner (or lessee) and operator of the Springerville Units 1 and 2 and Sundt Unit 4 Generating Stations. The coal supplies for the Springerville Units 1 and 2 are transported by railroad from northwestern New Mexico and from Colorado for Sundt Unit 4. TEP expects coal reserves to be sufficient to supply the estimated requirements for Units 1 and 2 for their presently estimated remaining lives. TEP has entered into agreements for the purchase and transportation of coal from Colorado to Sundt Unit 4 through December 2006. The total amount paid under these agreements depends on the number of tons of coal purchased and transported. The long-term rail contract for coal from New Mexico for Sundt Unit 4 is in effect until the earliest of 2015 or the remaining life of Unit 4. See Item 7. - Management’s Discussion and Analysis of Financial Condition and Results of Operations, UniSource Energy Consolidated, Contractual Obligations and Note 6 of Notes to Consolidated Financial Statements - Commitments and Contingencies, TEP Commitments, Purchase and Transportation Commitments.

Generating Facilities Operated by Others

TEP also participates in jointly-owned generating facilities at Four Corners, Navajo and San Juan, where coal supplies are under long-term contracts administered by the operating agents. TEP expects coal reserves available to these three jointly-owned generating facilities to be sufficient for the remaining lives of the stations.

San Juan Coal Company, the coal supplier to San Juan, commenced development of the underground mine in 2000. The underground mine did not achieve full station supply until 2003 due to geological issues. PNM, TEP and San Juan Coal Company have begun a review of long term coal cost projections given the production issues encountered and the experience gained from mining operations.

Natural Gas

TEP typically uses generation from its facilities fueled by natural gas and purchased power, in addition to energy from its coal-fired facilities, to meet the summer peak demands of its retail customers and local reliability needs. Some of these purchased power contracts are price indexed to natural gas prices. Short-term and spot power purchase prices are also closely correlated to natural gas prices. Due to its increasing seasonal gas and purchased power usage, TEP hedges a portion of its total natural gas exposure from plant fuel, gas-indexed purchased power and spot market purchases with fixed price contracts for a maximum of three years. TEP purchases its remaining gas fuel needs from the Permian Basin, and purchased power in the spot and short-term markets.

TEP entered into a Gas Procurement Agreement with Southwest Gas Corporation (SWG) in 2001, with a primary term of five years. Starting in January 1, 2006, interim supply terms were put into place. This arrangement goes from month to month until terminated by either party with 30 days notice and does not include a minimum volume obligation.

WATER SUPPLY

Drought conditions in the Four Corners region, combined with water usage in upper New Mexico, have resulted in decreasing water levels in Navajo Lake that indirectly supplies water to the San Juan and Four Corners Generating Stations. These conditions may affect the water supply of the plants in the future if adequate moisture is not received in the watershed that supplies the area. Although the moisture levels in the region during the 2004-2005 winter seasons were above historic averages, drought conditions still persist. TEP has a 50% ownership interest in each of San Juan units 1 and 2 (322 MW capacity) and a 7% ownership interest in each of Four Corners units 4 and 5 (110 MW capacity).

PNM, the operating agent for San Juan, has negotiated supplemental water contracts with BHP Billiton and the Jicarilla Apache Nation to assist San Juan in meeting its water requirements in the event of a water shortage.

Drought conditions within the southwestern region, combined with increased water usage in Arizona, Nevada and southern California, have caused water levels to significantly recede at Lake Powell, which supplies operating water for the Navajo Generating Station. Work has begun to lower the water intakes in Lake Powell, which will help minimize the exposure of water loss to the plant due to continuing drought conditions. This project is expected to be completed in the first quarter of 2007. TEP’s expected share of the total cost is approximately $2 million based on its 7.5% ownership interest in Navajo Units 1, 2, and 3 (168 MW capacity).

TRANSMISSION ACCESS

TEP has transmission access and power transaction arrangements with over 120 electric systems or suppliers.

Tucson to Nogales Transmission Line

TEP and UNS Electric are parties to a project development agreement for the joint construction of a 62-mile transmission line from Tucson to Nogales, Arizona. This project was initiated in response to an order by the ACC to improve reliability to UNS Electric’s retail customers in Nogales, Arizona.

In 2002, the ACC approved the location and construction of the proposed 345-kV line along the Western Corridor route subject to a number of conditions, including obtaining all required permits from state and federal agencies. TEP is currently seeking approvals for the project from the Department of Energy (DOE), the U.S. Forest Service, the Bureau of Land Management, and the International Boundary and Water Commission.

The DOE has completed a Final Environmental Impact Statement (EIS) for the project in which it would accept any of the routes in the EIS but, the U.S. Forest Service has indicated the Central route as its preferred alternative, rather than the Western Corridor route.

Based on the alternative proposals and passage of time since it approved the location of the line, the ACC, in January 2005, ordered TEP to review the status of electric service reliability in Nogales, Arizona and the need for the 345-kV line. The ACC also indicated that it would review any new information regarding the location of the proposed transmission line.

In December 2005, an Administrative Law Judge (ALJ) for the ACC issued a recommended opinion and order reaffirming the ACC’s original position requiring the construction of the Tucson to Nogales transmission line. After a hearing on the issue, the ACC directed the ALJ to amend the recommendation to direct the Line Siting Committee of the ACC to gather facts related to options for improving service reliability in Nogales, Arizona. TEP expects the ACC to address the ALJ’s amended recommended opinion and order in the first half of 2006.

RATES AND REGULATION

The FERC and the ACC regulate portions of TEP’s utility accounting practices and electricity rates. The FERC regulates the terms and prices of TEP’s transmission services and wholesale electricity sales. In 1996, TEP filed a tariff at FERC governing the rates, terms and conditions of open access transmission services. In 1997, TEP was granted a FERC tariff to sell power at market based rates. The ACC has authority over rates charged to retail customers, the issuance of securities, and transactions with affiliated parties.

      State

Historically, the ACC determined TEP’s rates for retail sales of electric energy on a “cost of service” basis, which was designed to provide, after recovery of allowable operating expenses, an opportunity to earn a reasonable rate of return on TEP’s “fair value rate base.” Fair value rate base was generally determined by reference to the original cost and the reconstruction cost (net of depreciation) of utility plant in service to the extent deemed used and useful, and to various adjustments for deferred taxes and other items, plus a working capital component. Over time, rate base was increased by additions to utility plant in service and reduced by depreciation and retirements of utility plant.

Settlement Agreement

In 1999, the ACC approved the Retail Electric Competition Rules (Rules) that provided a framework for the introduction of retail electric competition in Arizona and approved the Settlement Agreement between TEP and certain customer groups related to the implementation of retail electric competition in Arizona. See Item 7. - Management’s Discussion and Analysis of Financial Condition and Results of Operations, Tucson Electric Power Company, Rates, for more information.

Track A and Track B Proceedings

During 2002 and 2003 the ACC reexamined circumstances that had changed since it approved the Rules in 1999. The outstanding issues were divided into two groups. Track A related primarily to the divestiture of generation assets while Track B related primarily to the competitive energy bidding process.

Track A

The ACC’s Track A Order eliminated the requirement in the TEP Settlement Agreement that TEP transfer its generation assets to a subsidiary. As a result, generation assets remain at TEP. At the same time, the ACC ordered the parties, including TEP, to develop a competitive bidding process, and reduced the amount of power to be acquired in the competitive bidding process to only that portion not supplied by TEP’s existing resources.

Track B

The ACC Track B Order defined the competitive bidding process TEP must use to obtain capacity and energy requirements beyond what is supplied by TEP’s existing resources for the period 2003 through 2006. The Track B Order did not address TEP’s purchased power or asset acquisitions occurring subsequent to the 2003 competitive solicitation. See Generating and Other Resources, Other Purchases and Interconnections, above.

Arizona Court of Appeals Decision Invalidating Certain Retail Electric Competition Rules

In January 2005, an Arizona Court of Appeals decision became final in which the Court held invalid certain portions of the ACC rules on retail competition and related market pricing. Based on this decision, we expect that the ACC will address the competition rules in an administrative proceeding. We cannot predict what changes, if any, the ACC will make to the competition rules.

See Note 2 of the Notes to Consolidated Financial Statements - Regulatory Matters, for more information on the Settlement Agreement.

TEP’s UTILITY OPERATING STATISTICS
	For Years Ended December 31,
	2005	2004	2003	2002	2001
Generation and Purchased Power - kWh (000)
Remote Generation (Coal)	10,059,315	10,159,729	10,182,706	10,067,069	10,362,211
Local Tucson Generation (Oil, Gas & Coal)	1,165,001	1,174,500	1,082,058	1,402,504	1,820,783
Purchased Power	1,638,737	1,322,084	1,153,305	1,329,574	3,656,978
Total Generation and Purchased Power	12,863,053	12,656,313	12,418,069	12,799,147	15,839,972
Less Losses and Company Use	806,168	821,008	778,285	791,852	747,941
Total Energy Sold	12,056,885	11,835,305	11,639,784	12,007,295	15,092,031

Sales - kWh (000)
Residential	3,633,226	3,459,750	3,389,744	3,181,030	3,159,504
Commercial	1,855,432	1,787,472	1,689,014	1,605,148	1,591,942
Industrial	2,302,327	2,226,314	2,245,340	2,254,174	2,297,476
Mining	842,881	829,028	701,638	692,448	1,053,152
Public Authorities	241,119	240,426	250,038	256,867	257,155
Total - Electric Retail Sales	8,874,985	8,542,990	8,275,774	7,989,667	8,359,229
Electric Wholesale Sales	3,181,900	3,292,315	3,364,010	4,017,628	6,732,802
Total Electric Sales	12,056,885	11,835,305	11,639,784	12,007,295	15,092,031

Operating Revenues (000)
Residential	$330,614	$315,402	$309,807	$291,390	$285,808
Commercial	192,966	186,625	175,559	168,838	166,139
Industrial	165,988	161,338	160,276	161,749	162,523
Mining	39,749	38,549	28,022	28,072	41,940
Public Authorities	17,559	17,427	17,839	18,672	18,763
Total - Electric Retail Sales	746,876	719,341	691,503	668,721	675,173
Electric Wholesale Sales	178,428	159,918	151,030	157,108	921,280
Other Revenues	12,166	10,039	9,018	8,618	8,508
Total Operating Revenues	$937,470	$889,298	$851,551	$834,447	$1,604,961

Customers (End of Period)
Residential	350,628	341,870	334,131	326,847	318,976
Commercial	33,534	32,923	32,369	31,767	31,194
Industrial	673	676	676	695	705
Mining	2	2	2	2	2
Public Authorities	61	61	61	61	61
Total Retail Customers	384,898	375,532	367,239	359,372	350,938

Average Retail Revenue per kWh Sold (cents)
Residential	9.1	9.1	9.1	9.2	9.0
Commercial	10.4	10.4	10.4	10.5	10.4
Industrial and Mining	6.5	6.5	6.4	6.4	6.1
Average Retail Revenue per kWh Sold	8.4	8.4	8.4	8.4	8.1

Average Revenue per Residential Customer	$954	$933	$937	$902	$906
Average kWh Sales per Residential Customer	10,484	10,231	10,249	9,842	10,015

ENVIRONMENTAL MATTERS

TEP is subject to environmental regulation of air and water quality, resource extraction, waste disposal and land use by federal, state and local authorities. TEP believes that all existing facilities are in compliance and will be in compliance with expected environmental regulations.

The 1990 Federal Clean Air Act Amendments (CAAA), through the Acid Rain Program, required reductions of sulfur dioxide (SO2) and nitrogen oxide (NOx) emissions. All of TEP’s generating facilities (except 142 MW of its internal combustion turbines) are affected.

Emission Allowances

TEP’s generating units affected by CAAA Phase II have been allocated SO2 Emission Allowances based on past operational history. Each allowance gives the owner the right to emit one ton of SO2. Generating units subject to CAAA Phase II must hold Emission Allowances equal to the level of emissions in the compliance year or pay penalties and offset excess emissions in future years. TEP has Emission Allowances in excess of what is required to comply with the CAAA Phase II SO2 regulations. The excess results primarily from a higher removal rate of SO2 emissions at Springerville Units 1 and 2 following recent upgrades to environmental plant components and related changes to plant operations. Potential changes to the allocation of SO2 allowances may impact these expectations in future years.

Title V of the CAAA requires that all of TEP’s generating facilities obtain more complex air quality permits. All TEP facilities (including those jointly owned and operated by others) have obtained these permits. TEP received Title V permits for the Springerville and Sundt generating stations which expired in 2004. Because TEP has submitted a permit renewal application, under its Title V permits, TEP can continue to operate the plants. Approval of TEP’s renewal application is expected in 2006. TEP must pay an annual emission-based fee for each generating facility subject to a Title V permit. These emission-based fees are included in the CAAA compliance expenses discussed below. The CAAA also requires multi-year studies of visibility impairment in specified areas and studies of hazardous air pollutants. The results of these studies will impact the development of future regulation of electric utility generating units. These activities are ongoing and involve the gathering of information not currently available.

State Regulation

Arizona and New Mexico have adopted regulations restricting the emissions from existing and future coal, oil and gas-fired plants. TEP believes that all existing generating facilities are in compliance with all existing state regulations. These regulations are in some instances more stringent than those adopted by the Environmental Protection Agency (EPA). The principal generating units of TEP are located relatively close to national parks, monuments, wilderness areas and Indian reservations. These areas have relatively high air quality and TEP could be subject to control standards that relate to the “prevention of significant deterioration” of visibility and tall stack limitation rules. In addition, the ACC mandated under the Environmental Portfolio Standard (EPS) that TEP derive a percentage of its total retail energy sold from new solar resources or environmentally-friendly renewable electricity technologies. TEP has generated electricity from solar and other environmentally-friendly renewable technologies per the EPS rules using revenues from the EPS surcharge collected from customers. The ACC is currently considering changes to the EPS rules. We do not believe that any future changes in the EPS rules will significantly impact TEP. See Note 6 of Notes to Consolidated Financial Statements, Commitments and Contingencies, TEP Contingencies, Litigation and Claims Related to San Juan Generating Station.

Mercury Emissions

The EPA has issued a determination that coal and oil-fired electric utility steam generating units must control their mercury emissions. In 2005, the EPA adopted regulations relating to mercury emissions under the Clean Air Act. Additional rule-making procedures will take place at the state level prior to implementation of the new regulations. TEP is analyzing the potential impact of the regulations on its operations. Until these state procedures are adopted, TEP cannot determine what impact the regulations will have on its operations. If TEP is not allocated sufficient allowances for its current emissions, it may have to purchase additional allowances on the market, or implement additional controls to reduce emissions.

Capital and Operating Costs

TEP capitalized $1 million in 2005, $9 million in 2004 and $11 million in 2003 in construction costs to comply with environmental requirements and expects to capitalize $3 million in 2006 and $10 million in 2007. In addition, TEP recorded expenses of $11 million in 2005, $9 million in 2004 and $8 million in 2003 related to environmental compliance, including the cost of lime used to scrub the stack gas. TEP expects environmental expenses to be $11 million in 2006. TEP may incur additional costs to comply with recent and future changes in federal and state environmental laws, regulations and permit requirements at existing electric generating facilities. Compliance with these changes may result in a reduction in operating efficiency.

In order to meet Title V permit requirements in connection with the construction of Springerville Unit 3, the Unit 3 project paid for approximately $90 million of capital expenditures related to pollution control equipment upgrades on Springerville Unit 1 and Unit 2. See Note 6 of Notes to Consolidated Financial Statements - Commitments and Contingencies, Resolution of Springerville Generating Station Complaint.

UNS GAS

On August 11, 2003, UniSource Energy completed the purchase of the Arizona gas and electric system assets from Citizens for a total of $223 million, comprised of the base purchase price plus other operating capital adjustments and transaction costs. UES was formed to hold the common stock of UNS Gas and UNS Electric, which operate these gas and electric system assets, respectively.

SERVICE TERRITORY AND CUSTOMERS

UNS Gas is a gas distribution company serving approximately 139,000 retail customers in Mohave, Yavapai, Coconino, and Navajo Counties in northern Arizona, as well as Santa Cruz County in southeast Arizona. These counties comprise approximately 50% of the territory in the state of Arizona, with a population of approximately 751,000 in 2005.

UNS Gas’ customer base is primarily residential. Total revenues derived from residential customers were approximately 58% in 2005, while sales to other retail customer classes accounted for approximately 28% of total revenues. Approximately 14% of total revenues in 2005 were derived from gas transportation services and a Negotiated Sales Program (NSP). UNS Gas is supplying natural gas transportation service to the 600 MW Griffith Power Plant located near Kingman, Arizona, under a 20-year contract which expires in 2021. UNS Gas also supplies natural gas to some of its large transportation customers, through an NSP approved by the ACC. One half of the margin earned on these NSP sales is retained by UNS Gas, while the other half benefits retail customers through a credit to the purchased gas adjustor (PGA) mechanism which reduces the gas commodity price.

GAS SUPPLY AND TRANSMISSION

UNS Gas has a natural gas supply and management agreement with BP Energy Company (BP). Under the contract, BP manages UNS Gas’ existing supply and transportation contracts and its incremental requirements. The initial term of the agreement expired in August 2005. The term of the agreement is automatically extended for one year on an annual basis unless either party provides 180 days notice of its intent to terminate. No termination notice has been tendered by either party. The market price for gas supplied by BP will vary based upon the period during which the commodity is delivered. UNS Gas hedges its gas supply prices by entering into fixed price forward contracts at various times during the year to provide more stable prices to its customers. These purchases are made up to three years in advance with the goal of hedging at least 45% and not more than 80% of the expected monthly gas consumption with fixed prices prior to entering into the month. UNS Gas’s hedging positions at December 31, 2005 are summarized below:

Period	Hedged Amount
April 2006 - October 2006	34%
November 2006 - March 2007	28%
April 2007 - October 2007	18%
November 2007 - March 2008	13%

Most of the gas distributed by UNS Gas in Arizona is procured from the San Juan Basin in the Four Corners region and delivered on the El Paso and Transwestern interstate pipeline systems. UNS Gas has firm transportation agreements with El Paso Natural Gas (EPNG) and Transwestern Pipeline Company (Transwestern) with combined capacity sufficient to meet its customers’ demands.

UNS Gas has specific volume limits in each month and specific receipt point rights from the available supply basins (San Juan and Permian). The average daily capacity rights of UNS Gas is approximately 870,000 therms per day, with an average of 1,200,000 therms per day in the winter season (November through March).

EPNG filed a rate case in 2005 with new, higher rates effective in January 2006, subject to refund. Beginning in January 2006, UNS Gas’ annual volumes average 1,050,000 therms per day in the winter months (November through March) and 310,000 therms per day in the summer months (April through October). The minimum expected annual payment is $7 million based on EPNG’s filed rates. This represents a 75% increase over previous minimum annual payments. This contract expires in August 2011.

UNS Gas has capacity rights of 250,000 therms per day on the San Juan Lateral and Mainline of the Transwestern pipeline. The Transwestern pipeline principally delivers gas to the portion of UNS Gas’ distribution system serving customers in Flagstaff and Kingman, Arizona, and also delivers gas to UNS Gas’ facilities serving the Griffith Power Plant in Mohave County. The current contract with Transwestern expires in February 2007. In February 2006, UNS Gas extended its firm transportation contract with Transwestern through February 2012.

The aggregate annual minimum transportation charges are expected to be approximately $7 million for the EPNG contract; $3 million for the Transwestern contract through February 2007; and $2 million for the Transwestern contract from 2007-2012. These costs are passed through to our customers via the PGA. See Rates and Regulation, below.

RATES AND REGULATION

UNS Gas is regulated by the ACC with respect to retail gas rates, the issuance of securities, and transactions with affiliated parties. UNS Gas’ retail gas rates include a monthly customer charge, a base rate charge for delivery services and the cost of gas (expressed in cents per therm), and a PGA.

Purchased Gas Adjustor

The PGA mechanism is intended to address the volatility of natural gas prices and allow UNS Gas to recover its actual commodity costs, including transportation, through a price adjuster. The difference between UNS Gas’ actual gas and transportation costs and the cost of gas and transportation that are recovered through base rates are deferred and recovered or repaid through the PGA mechanism.

The PGA mechanism has two components, the PGA factor and the PGA surcharge or credit. The PGA factor is a mechanism that compares the twelve-month rolling weighted average gas cost to the base cost of gas, and automatically adjusts monthly, subject to limitations on how much the price per therm may change in a twelve month period. The actual gas and transportation costs that are either under or over collected through the PGA factor are charged or credited to a balancing account. When ACC-designated under or over recovery trigger points are met, UNS Gas may request a PGA surcharge or credit to collect or return the amount deferred from or to customers. See Item 7. - Management’s Discussion and Analysis of Financial Condition and Results of Operations, UNS Gas, Factors Affecting Results of Operations, Rates and Regulation, Energy Cost Adjustment Mechanism, for more information.

2006 General Rate Case Filing

Under the terms of the UES Settlement Agreement, UNS Gas may not file for a general rate increase until July 2006 and any resulting rate increase may not become effective until August 1, 2007. UNS Gas expects to file a general rate case in July 2006.

ENVIRONMENTAL MATTERS

UNS Gas is subject to environmental regulation of air and water quality, resource extraction, waste disposal and land use by federal, state and local authorities. UNS Gas believes that all existing facilities are in compliance with all existing regulations and will be in compliance with expected environmental regulations.

UNS ELECTRIC

SERVICE TERRITORY AND CUSTOMERS

UNS Electric is an electric transmission and distribution company serving approximately 89,000 retail customers in Mohave and Santa Cruz counties. These counties had a population of approximately 232,000 in 2005.

UNS Electric’s customer base is primarily residential, with some small commercial and both light and heavy industrial customers. Peak demand for 2005 was 412 MW.

POWER SUPPLY AND TRANSMISSION

UNS Electric has a full requirements power supply agreement with Pinnacle West Capital Corporation (PWCC). The agreement expires in May 2008. The agreement obligates PWCC to supply all of UNS Electric’s power requirements at a fixed price. Payments under the contract are usage based, with no fixed customer or demand charges. UNS Electric imports the power it purchases from PWCC into its Mohave County and Santa Cruz County service territories over Western Area Power Administration’s (WAPA) transmission lines. UNS Electric’s transmission capacity agreement with WAPA expires in February 2008. Under the terms of the agreement, UNS Electric’s aggregate minimum fixed transmission charges are expected to be $5 million in 2006. UNS Electric also has a long-term electric transmission capacity agreement with WAPA that expires in 2011. Under the terms of this contract, the aggregate minimum transmission payments are $1 million per year.

UNS Electric owns and operates the Valencia Power Plant (Valencia), located in Nogales, Arizona. The Valencia plant consists of three gas and diesel-fueled combustion turbine units and provides approximately 48 MW of peaking resources. The facility is directly interconnected with the distribution system serving the city of Nogales and the surrounding areas. Under the PWCC agreement, Valencia will be dispatched by PWCC when needed for local reliability or when it is economic relative to other PWCC resources.

As a consequence of the delays in the construction of the Tucson to Nogales transmission line, UNS Electric is building a 20 MW gas-fired combustion turbine at the Valencia site to improve electric service reliability. The turbine should be operational by mid-2006.

RATES AND REGULATION

UNS Electric is regulated by the ACC with respect to retail electric rates, quality of service, the issuance of securities, and transactions with affiliated parties, and by the FERC with respect to wholesale power contracts and interstate transmission service. UNS Electric’s retail electric rates include a purchase power and fuel adjustment clause (PPFAC), which allows for UNS Electric to recover the actual costs of its power purchases.

2006 General Rate Case Filing

Under the terms of the UES Settlement Agreement, UNS Electric may not file a general rate increase until July 2006 and any resulting rate increase may not become effective until August 1, 2007. UNS Electric expects to file a general rate case in the second half of 2006.

State Regulation

Like TEP, UNS Electric is subject to the ACC’s EPS rules. The ACC is currently considering changes to the EPS rules, however we do not believe that any future changes in the EPS rules will significantly impact UNS Electric.  See TEP Electric Utility Operations, Environmental Matters, State Regulation, above.

ENVIRONMENTAL MATTERS

UNS Electric is subject to environmental regulation of air and water quality, resource extraction, waste disposal and land use by federal, state and local authorities. UNS Electric believes that all existing facilities are in compliance with all existing regulations and will be in compliance with expected environmental regulations.

OTHER

Millennium Investments

Through affiliates, Millennium holds investments in unregulated energy and emerging technology companies. At December 31, 2005, Millennium’s assets represented 1% of UniSource Energy’s total assets. UniSource Energy has ceased making loans or equity contributions to Millennium. We anticipate that the funding required to fund Millennium’s remaining commitments will be provided only out of existing Millennium cash or cash returns from Millennium investments. See Item 7. - Management’s Discussion and Analysis of Financial Condition and Results of Operations, Other, Liquidity and Capital Resources.

Millennium’s other consolidated investments include:

Southwest Energy Solutions, Inc. (SES), a wholly-owned Millennium subsidiary, provides electrical contracting services in Arizona to commercial, industrial and governmental customers in both high voltage and inside wiring capacities and meter reading services to TEP.

Millennium Environmental Group, Inc. (MEG), a wholly-owned Millennium subsidiary established in September 2001, manages and trades emission allowances, and other environmental related products including derivative instruments. MEG is in the process of winding down its activities and does not anticipate engaging in any significant new activities after 2005.

Nations Energy Corporation (Nations Energy), a wholly-owned subsidiary of Millennium, developed and invested in independent power projects worldwide and has been inactive since 2001. Nations Energy has one remaining investment, a 32% equity interest in an independent power producer that owns and operates a 43 MW power plant near Panama City, Panama.

Equity Method Millennium Investments

Millennium has the following equity method investments:

Haddington Energy Partners II, LP (Haddington) is a limited partnership that funds energy-related investments. A member of the UniSource Energy Board of Directors has an investment in Haddington and is a managing director of the general partner of the limited partnership. Millennium committed $15 million in capital, excluding fees, to Haddington in exchange for approximately 31% ownership. As of December 31, 2005, Millennium has invested $13 million in Haddington and received distributions of $15 million. At December 31, 2005, Millennium had $2 million remaining on this commitment, which is expected to be funded in 2006.

Valley Ventures III, LP (Valley Ventures) is a venture capital fund that focuses on investments in information technology, microelectronics and biotechnology, primarily within the southwestern U.S. Another member of the UniSource Energy Board of Directors was a general partner of the company that manages the fund until January 1, 2006, at which time the Board member terminated his role and interest as a general partner but maintained a non-voting financial interest in the company. Millennium committed $6 million, including fees, to the fund and owns approximately 15% of the fund. As of December 31, 2005, Millennium has not received any distributions from Valley Ventures and had $2 million remaining on this commitment, which is expected to be funded over the next two to three years.

Carboelectrica Sabinas, S. de R.L. de C.V. (Sabinas) is a Mexican limited liability company created to develop up to 800 MW of coal-fired generation in the Sabinas region of Coahuila, Mexico. Sabinas also owns 19.5% of Minerales de Monclova, S.A. de C.V. (Mimosa). Mimosa is an owner of coal and associated gas reserves and a supplier of metallurgical coal to the Mexican steel industry and thermal coal to the major electric utility in Mexico. Millennium owns 50% of Sabinas. Altos Hornos de Mexico, S.A. de C.V. (AHMSA) and affiliates also own 50%. UniSource Energy’s Chairman, President and Chief Executive Officer is a member of the Board of

Directors of AHMSA. Since 1999, both AHMSA and Mimosa are parties to a suspension of payments procedure, under applicable Mexican law, which is the equivalent of a U.S. Chapter 11 proceeding. Under certain circumstances, Millennium has the right to sell (a put option) its interest in Sabinas to an AHMSA affiliate for $20 million plus any accrued service fee. These circumstances include failure of Sabinas to reach financial closing on the generation project within a specified time.

Discontinued Operations - Global Solar

In January 2006, UniSource Energy’s Board of Directors approved a plan to sell its investment in Global Solar, Millennium’s largest holding, to a third party. The operating results of Global Solar are reported as discontinued operations. On March 31, 2006, Millennium completed the sale of its interest in Global Solar.

EMPLOYEES (As of December 31, 2005)

TEP had 1,287 employees, of which approximately 54% are represented by the International Brotherhood of Electrical Workers (IBEW) Local No. 1116. A collective bargaining agreement between the IBEW and TEP was ratified in January 2006 and expires in January 2009.

UNS Gas had 202 employees, of which 114 employees were represented by IBEW Local No. 1116 and 6 employees were represented by IBEW Local No. 387. The agreements with the IBEW Local No. 1116 and No. 387 expire in June 2009 and February 2010, respectively.

UNS Electric had 157 employees, of which 30 employees were represented by the IBEW Local No. 387 and 102 employees were represented by the IBEW Local No. 769. The existing agreement with the IBEW Local No. 387 expires in February 2010 and the agreement with IBEW Local No. 769 expires in July 2007.

SES had 217 employees, of which approximately 95% are represented by unions. Of the employees represented by unions, 179 are represented by IBEW Local No. 1116, 15 by IBEW Local No. 769, 11 by IBEW Local No. 570 and 2 by IBEW Local No. 387. The existing agreements expire as follows: IBEW Local No. 1116, October 2006; IBEW Local No. 769, July 2007; IBEW Local No. 570, May 2006; and IBEW Local No. 387, February 2010.

SEC REPORTS AVAILABLE ON UNISOURCE ENERGY’S WEBSITE

UniSource Energy and TEP make available their annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after they electronically file them with, or furnish them to, the SEC. These reports are available free of charge through UniSource Energy’s website address: http://www.uns.com. A link from UniSource Energy’s website to these SEC reports is accessible as follows: At the UniSource Energy main page, select Investor Relations from the menu shown at the top of the page; next select SEC filings from the menu shown on the Investor Relations page. UniSource Energy’s code of ethics, and any amendments made to the code of ethics, is also available on UniSource Energy’s website.

Information contained at UniSource Energy’s website is not part of any report filed with the SEC by UniSource Energy or TEP.

The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC website address is http://www.sec.gov. Interested parties may also read and copy any materials UniSource Energy or TEP file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Information on the operation of the Public Reference Room is available by calling the SEC at 1-800-SEC-0030.